FOR IMMEDIATE RELEASE

FRIDAY, January 11, 2013

HURCO REPORTS FOURTH QUARTER AND FULL-YEAR RESULTS

INDIANAPOLIS, INDIANA, — January 11, 2013, Hurco Companies, Inc., (Nasdaq, Global Select Market: HURC) today reported results for the fourth quarter and the fiscal year ended October 31, 2012. For the fourth quarter of fiscal 2012, Hurco recorded net income of $4,086,000, or $0.63 per diluted share, as compared to net income of $2,654,000, or $0.41 per diluted share, for the corresponding period in fiscal 2011. For the full fiscal year 2012, Hurco recorded net income of $15,638,000, or $2.40 per diluted share, as compared to net income of $11,124,000, or $1.71 per diluted share, for fiscal 2011.

Sales and service fees for the fourth quarter of fiscal 2012 were $56,067,000, an increase of $7,496,000, or 15%, from the prior year period. This quarter-over-quarter improvement is net of the adverse impact of $2,087,000, or 4%, in the fourth quarter of fiscal 2012, due to a weaker Euro when translating foreign sales to U.S. Dollars for financial reporting purposes. Sales and service fees for the full fiscal year totaled $203,117,000, an increase of $22,716,000, or 13%, from fiscal 2011. The unfavorable impact of currency translation on the full fiscal year-over-year comparison was $7,609,000, or 4%.

The following table sets forth net sales and service fees by geographic region for the quarter and fiscal year ending October 31, 2012 and 2011 (in thousands), respectively:

		Net Sales and Service Fees by Geographic Region

		Quarter Ended			Fiscal Year Ended
		October 31,			October 31,
			%			%
	2012	2011	Change	2012	2011	Change
North America	$17,692	$13,919	27%	$60,527	$49,637	22%
Europe	33,745	31,199	8%	119,359	111,080	7%
Asia Pacific	4,630	3,453	34%	23,231	19,683	18%
Total	$56,067	$48,571	15%	$203,117	$180,400	13%

The fourth quarter increase in sales was driven by increased demand in North America and Europe. The 8% increase in Europe was actually 15% when adjusted to exclude the negative impact of foreign currency translation due to a weaker Euro. Compared to the fourth quarter of fiscal 2011, unit shipments for the fourth quarter of fiscal 2012 increased in North America by 33%, in Europe by 13%, and in Asia Pacific by 12%. For the full fiscal year, sales increased in all regions, driven by higher customer demand. Unit shipments for the full year 2012, compared to fiscal 2011, increased in North America by 14%, in Europe by 4% and in Asia Pacific by 16%.

The following table sets forth new orders booked by geographic region for the fourth quarter and fiscal year ending October 31, 2012 and 2011 (in thousands), respectively:

			Orders by Geographic Region

		Quarter Ended			Fiscal Year Ended
		October 31,			October 31,
			%			%
	2012	2011	Change	2012	2011	Change
North America	$20,398	$13,365	53%	$61,644	$50,058	23%
Europe	27,745	22,614	23%	115,222	121,274	-5%
Asia Pacific	3,674	4,324	-15%	21,271	25,651	-17%
Total	$51,817	$40,303	29%	$198,137	$196,983	1%

During the fourth quarter of 2012, orders increased in North America and Europe due to favorable market conditions. We experienced increased orders in North America, following our successful showing at the International Manufacturing Technology Show (IMTS) in Chicago where we launched our rebranding initiative and new line of high speed machines. We experienced a decline in order activity in Asia where industrial activity has been slowing. Compared to the fourth quarter of fiscal 2011, unit orders for the fourth quarter of fiscal 2012 increased in North America by 54%and in Europe by 22%, but decreased in Asia Pacific by 9%. During the full fiscal year 2012, orders remained relatively consistent with the prior fiscal year. Unit orders for the fiscal year 2012 compared to fiscal 2011 increased in North America by 22%, but decreased in Europe by 9% and in Asia Pacific by 22%. The impact of currency translation on orders booked in the fourth quarter and full fiscal year was consistent with the impact on sales.

Hurco’s fourth quarter gross profit was $17,220,000, or 31% of sales, compared to $15,682,000, or 32% of sales, for the prior year period. For the full fiscal year 2012, gross profit was $63,181,000, or 31% of sales, compared to $55,874,000, or 31% of sales, for fiscal 2011. The increase in gross profit for the fourth quarter and the year was due primarily to the increase in sales.

Selling, general and administrative expenses for the fourth quarter of fiscal 2012 were $11,870,000, an increase of $778,000, or 7%, from the corresponding period in 2011. Selling, general and administrative expenses were $41,160,000 for fiscal 2012, an increase of $2,667,000, or 7%, over fiscal 2011. The increases in selling, general and administrative expenses for the fourth quarter and fiscal year were primarily due to higher sales and marketing expenses and higher commissions as a result of increased sales.

Other expenses during the fourth quarter of fiscal 2012 decreased $1,051,000 compared to the fourth quarter of fiscal 2011. Other expenses for fiscal 2012 decreased by $1,605,000. These decreases were primarily due to decreased foreign currency losses experienced in fiscal 2012.

Cash and cash equivalents totaled $35,770,000 as of October 31, 2012, compared to $44,961,000 as of October 31, 2011. Inventories as of October 31, 2012 were $91,320,000, an increase of $10,193,000, or 13%, from the end of the prior fiscal year primarily due to an increase in finished goods inventory intended to meet forecasted growth in customer demand. Working capital, excluding cash, was $88,239,000 as of October 31, 2012, compared to $61,885,000 as of October 31, 2011. The increase in working capital, excluding cash, was primarily due to increased inventory resulting from higher production levels and increased accounts receivable from higher sales volumes.

Michael Doar, President and Chief Executive Officer, stated, “Considering the economic uncertainty in Europe, we finished the year with a strong performance. I believe our results are a testament to customer acceptance of our cutting edge control technology and product line expansion. North America achieved record sales for the quarter, which I attribute to the excitement surrounding the rebranding initiative that we introduced at the International Manufacturing Technology Show in Chicago. Additionally, I believe U.S. customers appreciate the fact that our control technology focuses on helping them increase profitability, especially in the manufacture of small-to-medium-sized lots, which accounts for the majority of their machining activity. Going forward, we will continue to deliver machine tools with advanced technology that simplifies complex operations, while providing a user interface that is intuitive and user-friendly.”

Hurco Companies, Inc. is an industrial technology company that designs and produces interactive computer controls, software and computerized machine tools for the worldwide metal cutting and metal forming industry. The end market for the Company's products consists primarily of independent job shops and short-run manufacturing operations within large corporations in industries such as aerospace, defense, medical equipment, energy, transportation and computer equipment. The Company is based in Indianapolis, Indiana, with manufacturing operations in Taiwan and China, and sells its products through direct and indirect sales forces throughout North America, Europe, and Asia. The Company has sales, application engineering support and service subsidiaries in China, England, France, Germany, India, Italy, Poland, Singapore, South Africa and the United States of America.  Web Site: www.hurco.com

This news release contains forward looking statements which involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, among others, the cyclical nature of the machine tool industry, changes in general economic and business conditions that affect demand for our products, the risks of our international operations, changes in manufacturing markets, innovations by competitors, the ability to protect our intellectual property, fluctuations in foreign currency exchange rates, increases in prices of raw materials, quality and delivery performance by our vendors, changes in operations due to acquisitions, the loss of key personnel, and governmental actions and initiatives including import and export restrictions and tariffs.

Contact:	John G. Oblazney
Vice President & Chief Financial Officer
317-293-5309

Hurco Companies, Inc.

CONDENSED CONSOLIDATED STATEMENT OF INCOME

(In thousands, except per-share data)

	Three Months Ended October 31,		Twelve Months Ended October 31,
	2012	2011	2012	2011
	(unaudited)
Sales and service fees	$56,067	$48,571	$203,117	$180,400

Cost of sales and service	38,847	32,889	139,936	124,526
Gross profit	17,220	15,682	63,181	55,874

Selling, general and administrative expenses	11,870	11,092	41,160	38,493
Operating income	5,350	4,590	22,021	17,381

Interest expense	63	82	168	143

Interest income	11	25	69	132

Investment income (expense)	2	4	7	13

Other expense (income), net	(5)	1,043	65	1,764
Income before taxes	5,305	3,494	21,864	15,619

Provision for income taxes	1,219	840	6,226	4,495
Net income	$4,086	$2,654	$15,638	$11,124

Earnings per common share

Basic	$0.63	$0.41	$2.41	$1.72
Diluted	$0.63	$0.41	$2.40	$1.71

Weighted average common shares outstanding
Basic	6,447	6,441	6,445	6,441
Diluted	6,469	6,467	6,470	6,472

OTHER CONSOLIDATED FINANCIAL DATA	Three Months Ended October 31,		Twelve Months Ended October 31,
Operating Data:	2012	2011	2012	2011
	(unaudited)
Gross margin	31%	32%	31%	31%

SG&A expense as a percentage of sales	21%	23%	20%	21%

Operating income as a percentage of sales	10%	9%	11%	10%

Pre-tax income as a percentage of sales	9%	7%	11%	9%

Effective Tax Rate	23%	24%	28%	29%

Depreciation and amortization	931	1,073	4,126	4,300

Capital expenditures	1,129	1,097	3,732	2,842

Balance Sheet Data:	10/31/2012	10/31/2011
Working capital (excluding cash)	$88,239	$61,885

Days sales outstanding (unaudited)	38	37

Inventory turns (unaudited)	1.5	1.6

Capitalization
Total debt	$3,206	$865
Shareholders' equity	143,793	126,212
Total	$146,999	$127,077

Hurco Companies, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per-share data)

	October 31,	October 31,
	2012	2011

ASSETS
Current assets:
Cash and cash equivalents	$35,770	$44,961
Accounts receivable, net	35,297	27,057
Refundable taxes	1,459	1,442
Inventories, net	91,320	81,127
Deferred income taxes	1,182	2,692
Derivative assets	708	1,197
Other	7,645	5,598
Total current assets	173,381	164,074

Property and equipment:
Land	782	782
Building	7,352	7,116
Machinery and equipment	17,411	16,336
Leasehold improvements	3,467	2,508
	29,012	26,742
Less accumulated depreciation and amortization	(16,933)	(15,198)
	12,079	11,544

Non-current assets:
Software development costs, less accumulated amortization	3,969	4,928
Other assets	5,883	5,999
	$195,312	$186,545

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$29,788	$39,046
Derivative liabilities	569	1,609
Accrued expenses	15,809	15,708
Short-term debt	3,206	865
Total current liabilities	49,372	57,228

Non-current liabilities:
Deferred income taxes	903	1,982
Deferred credits and other obligations	1,244	1,123
Total liabilities	51,519	60,333

Commitments and contingencies
Shareholders' equity:
Preferred stock: no par value per share; 1,000,000 shares authorized; no shares issued	-	-
Common stock: no par value; $.10 stated value per share; 12,500,000 shares authorized; 6,502,928 and 6,471,710 shares issued; and 6,447,210 and 6,440,851 shares outstanding, as of October 31, 2012 and October 31, 2011, respectively	645	644
Additional paid-in capital	53,415	52,614
Retained earnings	90,586	74,948
Accumulated other comprehensive loss	(853)	(1,994)
Total shareholders' equity	143,793	126,212
	$195,312	$186,545